EXHIBIT 21

NU HORIZONS ELECTRONICS CORP & SUBSIDIARIES
Organizational (Legal Entity) Structure
As of February 28, 2009

1.	Nu Horizons Electronics Corp., a Delaware corporation
a.	Wholly Owned Subsidiaries
i.	NIC Components Corp ("NIC"), a New York corporation
ii.	Nu Horizons International Corp. ("International"), a New York corporation
iii.	NUHC Inc. ("NUC"), a Canada corporation
iv.	Nu Horizons Electronics Asia PTE LTD ("NUA"), a Singapore corporation
1.	Nu Horizons Electronics Pty Ltd ("NUZ"), an Australian corporation
2.	Nu Horizons Electronics Asia Pte Ltd, Korea Branch ("NUK"), a Korean corporation
3.	Nu Horizons Electronics NZ Limited ("NUN"), a New Zealand corporation
4.	Nu Horizons Electronics Hong Kong Ltd. ("NUO"), a Hong Kong corporation
5.	Nu Horizons Electronics (Shanghai) Co Ltd. ("NUS"), a Chinese corporation (100% owned by NUO)
v.	Nu Horizons Electronics Limited ("NUE"), a U.K. corporation
1.	DT Electronics Limited ("DT"), a U.K. corporation
vi.	Nu Horizons Electronics GmbH ("NUD"), a German corporation
1.	Dacom Süd Electronic Vertriebs GmbH ("Dacom"), a German corporation
vii.	Titan Supply Chain Services Corp. ("Titan"), a New York corporation
viii.	Titan Supply Chain Services PTE LTD ("TSC"), a Singapore corporation
ix.	Titan Supply Chain Services Limited ("TSE"), a U.K. corporation
x.	Razor Electronics, Inc. ("RAZ"), a New York corporation
xi.	NuXchange B2B Services, Inc. ("NUX"), a Delaware corporation
xii.	C-88 AS, a Denmark corporation

b.	Majority Owned Subsidiaries
i.	NIC Components Europe Limited ("NIE"), a U.K. corporation
ii.	NIC Components Asia PTE LTD ("NIA"), a Singapore corporation